SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.__)
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APOLLO ENDOSURGERY, INC.
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APOLLO ENDOSURGERY, INC.
1120 S. Capital of Texas Highway
Building 1, Suite 300
Austin, Texas 78746
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 6, 2019
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of stockholders of Apollo Endosurgery, Inc., a Delaware corporation. The meeting will be held on Thursday, June 6, 2019 at 9:00 a.m. local time at 1120 S. Capital of Texas Highway, Building 1, Suite 300, Austin, Texas 78746 for the following purposes:

1.	To elect the three Class II nominees named herein to our Board of Directors to hold office until the 2022 annual meeting of stockholders.

2.	To ratify the selection by our Audit Committee of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2019.

3.	To conduct any other business properly brought before the meeting.
These items of business are more fully described in the proxy statement accompanying this notice.
The record date for the Annual Meeting is April 16, 2019. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on

Thursday, June 6, 2019 at 9:00 a.m. local time at
1120 S. Capital of Texas Highway, Building 1, Suite 300, Austin, Texas 78746.
The proxy statement and annual report to stockholders are available at www.apolloendo.com.

By Order of the Board of Directors

/s/ Stefanie L. Cavanaugh
Stefanie L. Cavanaugh
Secretary
Austin, Texas
April 24, 2019

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the Annual Meeting. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must follow the instructions from your broker, bank or other agent.

APOLLO ENDOSURGERY, INC.
1120 S. Capital of Texas Highway
Building 1, Suite 300
Austin, Texas 78746
PROXY STATEMENT
FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS
Thursday, June 6, 2019
Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors of Apollo Endosurgery, Inc. (sometimes referred to as the “Company” or “Apollo”) is soliciting your proxy to vote at the 2019 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about April 24, 2019 to all stockholders of record entitled to vote at the annual meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after May 4, 2019.

How do I attend the Annual Meeting?

The Annual Meeting will be held on Thursday, June 6, 2019 at 9:00 a.m. local time at 1120 S. Capital of Texas Highway, Building 1, Suite 300, Austin, Texas 78746. Directions to the Annual Meeting may be found at www.apolloendo.com. Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 16, 2019 will be entitled to vote at the Annual Meeting. On this record date, there were 21,844,279 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 16, 2019 your shares were registered directly in your name with our transfer agent, Nevada Agency and Transfer Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 16, 2019 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•
Proposal No. 1 - To elect the three Class II nominees named herein to our Board of Directors to hold office until the 2022 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier resignation or removal; and

•	Proposal No. 2 - To ratify the selection by our Audit Committee of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2019.

As of the date of this proxy statement, we are not aware of any other matters that will be presented for consideration at the Annual Meeting.

What if another matter is properly brought before the Annual Meeting?

Our Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

For each of the matters to be voted on, you may vote “For” or “Against” or abstain from voting.
The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, or through the Internet or vote by proxy using the proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•
To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•
To vote over the telephone, dial toll-free 1-866-230-6432 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m., Eastern Time on June 5, 2019 to be counted.

•
To vote through the Internet, go to www.proxypush.com/APEN to complete an electronic proxy card. You will be asked to provide the control number from the Notice. Your Internet vote must be received by 11:59 p.m. Eastern Time on June 5, 2019 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 16, 2019.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the Internet or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other nominee (sometimes referred to as shares held in “street name”) and you do not provide instructions how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the particular proposal is a “routine” matter.  Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. “Non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposal No. 1 without your instructions, but may vote your shares on Proposal No. 2 even in the absence of your instruction.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable:

•	“For” the election of all three Class II nominees for director; and

•	“For” the ratification of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2019.

If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, we may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies, but Broadridge Financial Solutions, Inc. will be paid its customary fee of approximately $6,500, exclusive of printing and mailing fees. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the Internet.

•	You may send a timely written notice that you are revoking your proxy to our Secretary at Apollo Endosurgery, Inc., 1120 S. Capital of Texas Highway, Building 1, Suite 300, Austin, Texas 78746.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy card, telephone or Internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 26, 2019, to our Secretary at 1120 S. Capital of Texas Highway, Building 1, Suite 300, Austin, Texas 78746. If you wish to submit a proposal (including a director nomination) at the 2019 annual meeting that is not to be included in next year’s proxy materials, you must provide specified information in writing to our corporate Secretary at the address above no earlier than the close of business on March 8, 2020, nor later than the close of business on February 7, 2020; provided, however, that if our 2020 annual meeting is held before May 7, 2020, or after August 14, 2020, notice by the stockholder to be timely must be received no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made. You are also advised to review our Amended and Restated Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count votes “For” and “Against,” abstentions and, if applicable, broker non-votes.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed to be “non-routine,” the broker or nominee cannot vote the shares and such shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

On each matter to be voted upon, stockholders have one vote for each share of our common stock owned as of April 16, 2019. Votes will be counted by the inspector of election. The following table summarizes vote requirements and the effect of abstentions and broker non-votes:

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	To elect three directors	FOR votes exceeds the number of shares voted AGAINST	None	None
2	To ratify the selection of KPMG as our independent registered public accounting firm for the year ending December 31, 2019	FOR votes exceeds the number of shares voted AGAINST	None	None
What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of our then outstanding shares of the common stock entitled to vote are present at the Annual Meeting in person or represented by proxy. On the record date, there were 21,844,279 shares outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement but will have no effect on the outcome of the vote for Proposals Nos. 1 and 2. If there is no quorum, the chairman of the meeting or the holders of a majority of shares present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we intend to file a Current Report on Form 8‑K to publish preliminary results and, within four business days after the final results are known to us, file an additional Current Report on Form 8-K to publish the final results.

All references to “Apollo,” “we,” “us” or “our” in this proxy statement mean Apollo Endosurgery, Inc., the combined company.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on our Board may be filled only by persons elected by a majority of the remaining directors then in office. A director elected to the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified, subject to their earlier resignation or removal.

We presently have ten Board members; however, Mr. Meelia has indicated that he will resign as of the 2019 Annual Meeting of Stockholders. Our Board has nominated for election at the Annual Meeting Matthew S. Crawford, R. Kent McGaughy, Jr. and Bruce Robertson, Ph.D. to hold office until the 2022 annual meeting of stockholders, or until his or her successor is elected and qualified, subjected to such director’s earlier resignation or removal. Each of the nominees currently serves as a Class II director on our Board. Matthew S. Crawford, R. Kent McGaughy, Jr. and Bruce Robertson, Ph.D. were previously elected by Apollo’s stockholders. We encourage directors and nominees for directors to attend the Annual Meeting. Eight of our nine directors who served in 2018 attended the 2018 Annual Meeting of Stockholders.

In accordance with our Amended and Restated Bylaws, directors are elected if they receive more “For” votes from our stockholders present in person or represented by proxy and entitled to vote on the matter than “Against” votes. If the votes cast “For” an incumbent director do not exceed the number of “Against” votes, such incumbent director shall promptly tender his resignation to the Board. Our Nominating and Corporate Governance Committee will then review the circumstances surrounding the “Against” vote and promptly make a recommendation to the Board on whether to accept or reject the resignation or whether other action should be taken. Our Board will act on our Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within ninety days from the date of certification of the stockholder vote.

Set forth below is certain information for each nominee and each director as of April 16, 2019.

Name	Age	Position(s)
David C. Pacitti	53	Class I director
William D. McClellan, Jr.	59	Class I director
Julie Shimer, Ph.D.	66	Class I director
Matthew S. Crawford	53	Class II nominee
R. Kent McGaughy, Jr.	47	Class II nominee
Bruce Robertson, Ph.D.	56	Class II nominee
Todd Newton	56	Class III director
Rick Anderson	58	Class III director
John Barr	62	Class III director
*Table excludes Mr. Meelia who will resign as of the 2019 Annual Meeting of Stockholders. Mr. Meelia was a Class III director, age 70.

CLASS II DIRECTOR NOMINEES

Our Nominating and Corporate Governance Committee and our Board seek to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct our business. To that end, our Board has identified and evaluated nominees in the broader context of our Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that our Board views as critical to effective functioning of our Board. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led our Board to believe that that nominee should continue to serve on our Board. However, each of the members of our Board may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for our Board, and these views may differ from the views of other members.

The following is a brief biography of each nominee for director and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led our Board to recommend that person as a nominee for director, as of the date of this proxy statement.

Matthew S. Crawford. Since May 2006, Mr. Crawford has served as a member of our Board. In 2003, Mr. Crawford founded PTV Healthcare Capital, a venture capital and private equity firm specializing in the healthcare and life sciences industries, and has served since as Founding Managing Director. Mr. Crawford holds a B.A. in History and an M.B.A. from Wake Forest University. We believe Mr. Crawford’s qualifications to serve on our Board include his extensive experience as an investor in the medical technologies industry.

R. Kent McGaughy, Jr. Since January 2012, Mr. McGaughy has served as a member of our Board. Since 2003, Mr. McGaughy has served as a Managing Director at CPMG, Inc. where he is a founding stockholder. Mr. McGaughy currently serves on the Board of Directors of Reata Pharmaceuticals Inc., a publicly traded company. He holds a B.A. from The University of Texas (Plan II Honors, Summa Cum Laude and is a member of Phi Beta Kappa) and an M.B.A. from Harvard Business School. We believe Mr. McGaughy’s qualifications to serve on our Board include his extensive leadership as an investor in the medical technologies industry and his financial expertise.

Bruce Robertson, Ph.D. Since February 2008, Dr. Robertson has served as a member of our Board. Since 2005, Dr. Robertson has served as Managing Director of H.I.G. Capital, LLC, a global private equity and investment firm. Dr. Robertson holds a B.S.E. in Chemical Engineering and B.A. in Mathematics from the University of Pennsylvania, an M.B.A. from Harvard Business School, and a Ph.D. in Chemical Engineering from the University of Delaware. We believe Dr. Robertson’s qualifications to serve on our Board include his medical and research backgrounds and his extensive experience as an investor in the medical technologies industry.

THE BOARD RECOMMENDS A VOTE IN FAVOR OF EACH NAMED CLASS II NOMINEE.

CONTINUING DIRECTORS

Class III Directors Continuing in Office until the 2020 Annual Meeting

Todd Newton. Since July 2014, Mr. Newton has served as Chief Executive Officer and as a member of our Board. From April 2009 to June 2014, Mr. Newton served as Executive Vice President, Chief Financial Officer and Chief Operating Officer at ArthroCare Corporation, a medical device company. Mr. Newton holds a B.B.A. in Accounting from The University of Texas at San Antonio. We believe Mr. Newton’s qualifications to serve on our Board include his extensive industry knowledge and experience as our Chief Executive Officer.

Rick Anderson. Since October 2013, Mr. Anderson has served as a member of our Board. From 2008 through January 2019, Mr. Anderson served as a Managing Director at PTV Healthcare Capital, a venture capital and private equity firm specializing in the healthcare and life sciences industries. Mr. Anderson is the Chairman of the Board of Directors for Cardiva Medical and is a board member as well as the interim CEO of ConvaTec Group Plc. In 2014, Mr. Anderson was a director of Intersect ENT, Inc. Mr. Anderson holds a B.B.A. in Marketing from Mississippi State University. We believe Mr. Anderson’s qualifications to serve on our Board include his extensive industry knowledge and leadership experience as an executive for various medical device companies.

John Barr. Since March 2019, Mr. Barr has served as a member of our Board. Since January 2018, Mr. Barr has served as an Operating Partner for Altamont Capital Partners, a private equity firm. From October 2014 through August 2017, Mr. Barr served as the chief executive officer of Surgical Specialties, Inc., a manufacturer of surgical instruments. From May 2012 through August 2013, Mr. Barr served as the President, Global Surgical at Bausch & Lomb Holdings Incorporated, an eye health products company. Mr. Barr previously served on the Board of Directors of Valeritas Holdings Inc., a medical technology company focused on the treatment of diabetes. Mr. Barr holds a B.S. in Bioengineering from the University of Pennsylvania and an M.B.A. from Northwestern University. We believe Mr. Barr’s qualifications to serve on our Board include his extensive leadership experience in the medical device and surgical products industries.

Class I Directors Continuing in Office until the 2021 Annual Meeting

David C. Pacitti. Since November 2017, Mr. Pacitti has served as a member of our Board. Since 2015, Mr. Pacitti has served as the President and CEO of Siemens Medical Solutions, North America and Head of the Americas - Siemens Healthineers where he is responsible for Siemen’s multi-billion dollar commercial operations in the United States. From February 2006 to October 2015, Mr. Pacitti was with Abbott Vascular in a variety of commercial leadership roles. He serves as a member of the Board of Directors of the Advanced Medical Technology Association. Mr. Pacitti received a B.A. in Economics from Villanova University. We believe Mr. Pacitti’s qualifications to serve on our Board include his extensive commercial expertise and medical device leadership experience.

William D. McClellan, Jr. Since May 2014, Mr. McClellan has served as a member of our Board. Since January 2018, Mr. McClellan has served as the Chief Financial Officer of Aerin Medical, Inc. Since April 2016, Mr. McClellan has served as a financial management consultant to healthcare and life sciences companies, serving as the managing member of Goodwater Consulting, LLC. From June 2004 until June 2016, Mr. McClellan was the Chief Financial Officer and Executive Vice President, Finance at On-X Life Technologies Holdings, Inc. He currently serves on the Board of Directors of Reata Pharmaceuticals, Inc., a publicly-traded company, and chairs its audit committee. Mr. McClellan received a B.B.A. in accounting from Abilene Christian University and is a Certified Public Accountant. We believe that Mr. McClellan is qualified to serve on our Board due to his extensive finance and accounting expertise in the medical device industry and as a certified public accountant.

Julie Shimer, Ph.D. Since May 2018, Dr. Shimer has served as a member of our Board. Dr. Shimer is currently a private investor and has 30 years of product development experience, including many years with major communications companies. Dr. Shimer currently serves on the Board of Directors of Netgear, Inc., Halyard Health, Inc., Avanos Medical, Massimo and Windstream Holdings, Inc. as well as three non-profit organizations. From 2013 to 2017, Dr. Shimer served on the Board of Directors of Earthlink Holdings Corp prior to its merger with Windstream. Dr. Shimer holds an M.S. and Ph.D. in Electrical Engineering from Lehigh University and a B.S. in Physics from Rensselaer Polytechnic Institute. We believe Dr. Shimer’s qualifications to serve on our Board include her industry knowledge and public company board experience.

PROPOSAL 2

TO RATIFY THE SELECTION BY OUR AUDIT COMMITTEE OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2019

Our Audit Committee has selected KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2019 and has further directed that management submit the selection of KPMG LLP for ratification by the stockholders at the Annual Meeting. KPMG LLP served as our independent registered public accounting firm for the year ended December 31, 2018. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Amended and Restated Bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm. However, our Audit Committee is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, our Audit Committee will reconsider whether or not to retain KPMG. Even if the selection is ratified, our Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in our best interests and those of our stockholders.

“For” votes exceed the number of shares voted “Against” from holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting that cast votes is required to ratify the selection of KPMG LLP. Abstentions and broker non-votes will count towards a quorum, but will have no effect on the outcome of this Proposal 2.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for the years ended December 31, 2017 and 2018, by KPMG LLP, our principal accountant.

	Year Ended December 31,
	2018	2017
	(in thousands)
Audit Fees	$1,312	$730
Tax Fees (1)	16	13
Total Fees	$1,328	$743
(1) Tax fees consist of fees for tax consultation and compliance services.

All fees described above were pre-approved by the Audit Committee.

We furnished the foregoing disclosure to KPMG LLP.

Pre-Approval Policies and Procedures

Our Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, KPMG LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of our Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of our Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

Our Audit Committee has determined that the services other than audit services rendered by KPMG LLP are compatible with maintaining the principal accountant’s independence.

THE BOARD RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

INFORMATION REGARDING THE BOARD OF DIRECTORS
AND CORPORATE GOVERNANCE

Independence of the Board of Directors

As required under The Nasdaq Stock Market LLC (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board must qualify as “independent,” as affirmatively determined by the Board. Our Board consults with our counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and us, our senior management and our independent auditors, our Board has affirmatively determined that all our directors and nominees, with the exception of Todd Newton, our Chief Executive Officer, are independent directors within the meaning of the applicable Nasdaq listing standards. In making this determination, our Board found that none of these directors or nominees for director had a material or other disqualifying relationship with Apollo.

Our Board considered the relationships between such directors and certain of our investors and determined that such relationships did not affect such directors' independence under Nasdaq listing standards, or, where applicable, under SEC rules.

Board Leadership Structure

Our Board has an independent Chairman who has authority, among other things, to preside over Board meetings, including meetings of stockholders, and shall have such powers and duties as may, from time to time, be assigned by the Board. Accordingly, the Chairman has substantial ability to shape the work of the Board. We believe that separation of the positions Chairman and Chief Executive Officer reinforces the independence of the Board in its oversight of our business and affairs. In addition, we believe that having an independent Chairman creates an environment that is more conducive to objective evaluation and oversight of management's performance, increasing management accountability and improving the ability of our Board to monitor whether management's actions are in our best interests and those of our stockholders. As a result, we believe that having an independent Chairman can enhance the effectiveness of our Board as a whole.

Role of the Board in Risk Oversight

One of the Board’s key functions is informed oversight of our risk management process. Our Board does not have a standing risk management committee, but rather administers this oversight function directly through the

Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for us. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our Audit Committee also monitors compliance with certain legal and regulatory requirements. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Management periodically reports to the Board or relevant committee, which provides guidance on risk assessment and mitigation. Each committee charged with risk oversight reports to the Board on matters.

Meetings of the Board of Directors

Our Board met five times during 2018. Each Board member in 2018 attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served held during the portion of the year for which he or she was a director or committee member.

As required under applicable Nasdaq listing standards, in 2018, our independent directors met five times in regularly scheduled executive sessions at which only independent directors were present.

Information Regarding Committees of the Board of Directors

Our Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. Our Board of Directors has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his individual exercise of independent judgment with regard to Apollo.

Apollo

The following table provides our committee membership for each Board committee.

Name	Audit	Compensation	Nominating and Corporate Governance
Todd Newton	—	—	—
Richard J. Meelia(1)	X	—	X
Rick Anderson	—	—	X*
Matthew S. Crawford	—	X	—
William D. McClellan, Jr.	X*	—	—
R. Kent McGaughy, Jr.	X	—	—
David C. Pacitti	—	—	X
Bruce Robertson, Ph.D.	—	X	—
Julie Shimer, Ph.D.	—	X*	—
John Barr(2)	X	—	X
Total meetings in 2018	7	3	3
* Committee Chairman
(1) Mr. Meelia will resign at the 2019 Annual Meeting of Stockholders.
(2) Mr. Barr was appointed to our Board as well as the Audit Committee and Nominating and Corporate Governance Committees of our Board effective March 25, 2019.

Audit Committee

The Audit Committee was established by our Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to oversee our corporate accounting and financial reporting processes and audits of our financial statements. The Audit Committee's responsibilities include, among other things:

•	appointing our independent registered public accounting firm;

•	evaluating the qualifications, independence and performance of our independent registered public accountants;

•	reviewing and approving the audit and non-audit services to be performed by the independent registered public accountants;

•	reviewing the design, implementation, adequacy and effectiveness of our internal accounting controls and our critical accounting policies;

•	conferring with management and the independent registered public accountants regarding the effectiveness of internal control over financial reporting;

•	discussing with management and the independent registered public accounting firm the results of our annual audit and the review of our quarterly unaudited financial statements;

•	reviewing, overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing and approving transactions between us and any related persons; and

•	reviewing and evaluating, at least annually, the performance of the audit committee and its members including compliance of the audit committee with its charter.

The Audit Committee is currently comprised of four directors: Messrs. McClellan, Barr, McGaughy, and Meelia. Mr. Barr was appointed to the Audit Committee on March 25, 2019 and Mr. Meelia will resign from the Board and all committees effective upon the date of the 2019 Annual Meeting of Stockholders. Mr. McClellan serves as the Chair of the Audit Committee. Our Board has adopted a written Audit Committee charter that is publicly available in the corporate governance section of our website at www.apolloendo.com.

Our Board reviews the definition of independence for Audit Committee members on an annual basis and has determined that Messrs. McClellan, Barr, and McGaughy satisfy the independence standards for such committee established by Rule 10A-3 under the Exchange Act, and other SEC and Nasdaq listing standards, as applicable, including Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards.

Our Board has also determined that Mr. McClellan qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. Our Board made a qualitative assessment of Mr. McClellan’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2018 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2018.

Mr. William D. McClellan, Jr.

Mr. Richard Meelia

Mr. R. Kent McGaughy, Jr.

The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee is currently comprised of three directors: Dr. Shimer, Mr. Crawford and Dr. Robertson. Dr. Shimer serves as the Chair of the Compensation Committee. Each of Dr. Shimer, Mr. Crawford and Dr. Robertson are independent (as independence is currently defined in Rule 5605(d)(2) of the Nasdaq listing standards). Our Board has adopted a written Compensation Committee charter that is available to stockholders in the corporate governance section of our website at www.apolloendo.com.

The Compensation Committee of the Board acts on behalf of the Board to review, recommend for adoption and oversee our compensation strategy, policies, plans and programs, including:

•
establishment of corporate and individual performance objectives relevant to the compensation of our executive officers, directors and other senior management and evaluation of performance in light of these stated objectives;

•
review and recommend to the Board for approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of our Chief Executive Officer and the other executive officers and directors; and

•	administration of our equity compensation plans, pension and profit-sharing plans, deferred compensation plans and other similar plans and programs.

Each year, our Compensation Committee reviews with management our executive compensation tables and accompanying narrative disclosure and considers whether to recommend that it be included in proxy statements and other filings.

Compensation Committee Processes and Procedures

Our Compensation Committee met three times in 2018. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the CEO and the Vice President of Human Resources. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of our Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising our Compensation Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

In 2018, after taking into consideration the six factors prescribed by the SEC and Nasdaq described above, Apollo’s Compensation Committee engaged Compensia, Inc. as compensation consultants. Compensia was selected because it is a well-known and respected national compensation consulting firm that commonly provides information, recommendations and other executive compensation advice to compensation committees and management. Compensia developed recommendations that were presented to the Compensation Committee and ultimately, the Board for consideration. In 2018, the Compensation Committee requested that Compensia:

•	evaluate the efficacy of our existing compensation strategy and practices in supporting and reinforcing our long-term strategic goals; and

•	assist in refining our compensation strategy and in developing and implementing an executive compensation program to execute that strategy.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for identifying, reviewing and evaluating candidates to serve as directors of our Board (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, selecting candidates for election to our Board, making recommendations to our Board regarding the membership of the committees of the Board, assessing the performance of management and our Board.

The Nominating and Corporate Governance Committee is comprised of four directors: Messrs. Barr, Anderson, Pacitti, and Meelia. Mr. Meelia will resign from the Board and all committees effective upon the date of the 2019 Annual Meeting of Stockholders. Mr. Anderson serves as Chair of the Nominating and Corporate Governance Committee. All members of our Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). Our Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders in the corporate governance section of our website at www.apolloendo.com.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. Our Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, our Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, our Nominating and Corporate Governance

Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given our current needs and the needs of our Board, to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors whose terms of office are set to expire, our Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, our Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

At this time, the Nominating and Corporate Governance Committee does not have a policy with regard to director candidates recommended by stockholders. Our Nominating and Corporate Governance Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.

Stockholder Communications with the Board of Directors

The Board desires that the views of our stockholders be heard by the Board, its committees or individual directors, as applicable, and that appropriate responses be provided to stockholders on a timely basis. Stockholders wishing to formally communicate with the Board, any committee of the Board, the independent directors as a group or any individual director may send communications directly to us at Apollo Endosurgery, Inc. 1120 S. Capital of Texas Highway, Building 1, Suite 300, Austin, Texas 78746, Attention: Corporate Secretary. All clearly marked written communications, other than unsolicited advertising or promotional materials, are logged and copied, and forwarded to the director(s) to whom the communication was addressed. Please note that the foregoing communication procedure does not apply to (i) stockholder proposals pursuant to Exchange Act Rule 14a-8 and communications made in connection with such proposals or (ii) service of process or any other notice in a legal proceeding.

Code of Ethics

In February 2017, we adopted the Amended and Restated Code of Business Conduct and Ethics that applies to all officers, directors, employees and agents. The Amended and Restated Code of Business Conduct and Ethics is available in the corporate governance section of our website at www.apolloendo.com. If we make any substantive amendments to the Amended and Restated Code of Business Conduct and Ethics or grant any waiver from a provision of the Amended and Restated Code of Business Conduct and Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

EXECUTIVE OFFICERS

The following table sets forth information about our executive officers as of April 16, 2019.

Name	Age	Position(s)
Todd Newton	56	Chief Executive Officer and Director
Stefanie Cavanaugh	54	Chief Financial Officer and Secretary
Christopher Gostout, M.D.	68	Chief Medical Officer
Bret Schwartzhoff	47	Vice President, North America Sales and Global Marketing
John Molesphini	61	Executive Vice President, Operations

Todd Newton’s biography is included under the section titled "Proposal No. 1 - Election of Directors".

Stefanie Cavanaugh. Since March 2015, Ms. Cavanaugh has served as Chief Financial Officer of Apollo. From 2014 to 2015, Ms. Cavanaugh provided advisory services to several healthcare companies. From 2010 to 2014, Ms. Cavanaugh served as Senior Vice President of Finance at Harden Healthcare, LLC, a provider of healthcare services for the long-term care industry, until its sale to Gentiva Health Services, Inc. Ms. Cavanaugh holds a B.B.A. in Accounting and Finance from the University of Texas at Austin and is a Certified Public Accountant.

Dr. Christopher J. Gostout, M.D. Since January 2017, Dr. Gostout has served as the Chief Medical Officer of Apollo. Between August 2013 and December 31, 2016, Dr. Gostout served as a consultant to Apollo. From 1983 to 2016, Dr. Gostout served in the Mayo Clinic in the Division of Gastroenterology and Hepatology. From 2005 to December 2016, he maintained a joint appointment in the Department of Surgery. In July 2000, he became a Professor of Medicine in the Mayo Clinic College of Medicine and the Director of the Developmental Endoscopy and Research Unit in 1998. Dr. Gostout holds a B.S. in Biology from Villanova University and a M.D. from the State University of New York Downstate Medical Center.

Bret Schwartzhoff. Since December 2017, Mr. Schwartzhoff has served as Vice President, North America Sales and Global Marketing of Apollo, previously holding positions of Vice President of U.S. Sales and Global Marketing from December 2016 to December 2017, and from December 2014 to December 2015, he served as Apollo's Vice President U.S. Sales. From 2011 to 2014, Mr. Schwartzhoff served as Vice President of Marketing, Sports Medicine at ArthroCare Corporation and Smith & Nephew plc, which acquired ArthroCare, both medical device companies. Mr. Schwartzhoff holds a B.S. in Business from Mankato State University and an M.B.A. from Wake Forest University.

John Molesphini. Since April 2018, Mr. Molesphini has served as Executive Vice President, Operations of Apollo. From January 2011 to April 2018, Mr. Molesphini served as Vice President, Manufacturing Engineering for ArthroCare Corporation, a medical devices company. Mr. Molesphini holds a B.S. in Management Engineering from Rensselaer Polytechnic Institute and an M.B.A. from the University of Michigan.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of February 28, 2019 by:

•	each director and nominee for director;

•	each of our named executive officers;

•	each stockholder known by us to be beneficial owners of more than 5% of outstanding common stock; and

•	all of our current directors and executive officers as a group.

The table is based upon information supplied by officers, directors, and principal stockholders and Schedule 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 21,913,243 shares outstanding on February 28, 2019, adjusted as required by rules promulgated by the SEC. Unless otherwise indicated, the address for each beneficial owner is c/o Apollo Endosurgery, Inc., 1120 S. Capital of Texas Highway, Building 1, Suite 300, Austin, Texas 78746.

	Beneficial Ownership
Beneficial Owner	Number of Shares	Percentage of Total
5% Stockholders
PTV Healthcare Capital (1)	4,152,463	18.9%
H.I.G. Ventures - Endosurgery, LLC (2)	1,451,185	6.6
CPMG, Inc. (3)	1,272,349	5.8
Stonepine Capital Management, LLC (4)	2,185,426	10.0
Nantahala Capital Management, LLC (5)	1,760,562	8.0
Gagnon Securities, LLC (6)	1,695,523	7.7
Laurence Lytton (7)	1,412,784	6.4
Directors and Executive Officers
Todd Newton (8)	526,600	2.4
Rick Anderson (9)	49,677	*
John Barr	—	*
Matthew S. Crawford (1)(10)	4,569,678	20.9
William D. McClellan, Jr. (11)	23,610	*
R. Kent McGaughy, Jr. (3)	1,272,349	5.8
David C. Pacitti (12)	18,491	*
Bruce Robertson, Ph.D. (2)	1,451,185	6.6
Julie Shimer, Ph.D.	—	*
Stefanie Cavanaugh (13)	60,705	*
Bret Schwartzhoff (14)	58,123	*
All current executive officers and directors as a group (14 persons) (15)	8,140,808	37.2%
* Represents less than 1% of outstanding shares of our common stock.

(1)
Includes (i) 1,347,565 shares of common stock held by PTV IV, L.P., (ii) 605,712 shares of common stock held by PTV Special Opportunities I, L.P. and (iii) 2,199,186 shares of common stock held by PTV Sciences II, L.P. PTV Healthcare Capital has sole voting and investment control over the shares owned by PTV IV, L.P., PTV Special Opportunities I, L.P., and PTV Sciences II, L.P. The Managing Directors of PTV Healthcare Capital have shared voting and investment control over the shares owned by PTV IV, L.P., PTV Special Opportunities I, L.P., and PTV Sciences II, L.P. Mr. Crawford is Managing Partner of PTV Healthcare Capital and may be deemed to share voting and investment power with respect to the shares reported herein. The address of PTV Healthcare Capital is 3600 N. Capital of Texas Hwy, Suite B180, Austin, TX 78746.

(2)
H.I.G. Capital, LLC has sole voting and investment control over the shares owned by H.I.G. Ventures-Endosurgery, LLC. Bruce Robertson, Ph.D. is a managing director of H.I.G. Capital, LLC and may be deemed to share voting and investment power with respect to the shares reported herein. The address of H.I.G. Ventures is 1450 Brickell Avenue, 31st Floor, Miami, FL 33131.

(3)
Includes (i) 293,309 shares of common stock held by Curlew Fund, LP; (ii) 45,594 shares of common stock held by Crested Crane Fund, LP; (iii) 469,100 shares of common stock held by Roadrunner Fund, LP; (iv) 400,675 shares of common stock held by Mallard Fund, LP; and (v) 63,671 shares of common stock held by Kestrel Fund, LP. (collectively, the "CPMG Entities") CPMG, Inc. has sole voting and investment control over the shares owned by the CPMG Entities. R. Kent McGaughy, Jr. is a Managing Director at CPMG, Inc. and may be deemed to share voting and investment power with respect to the shares reported herein. The address of CPMG, Inc. is 2000 McKinney, Suite 2125, Dallas, TX 75201.

(4)
As reported on a Schedule 13G/A filed by Stonepine Capital Management, LLC ("Stonepine") on February 13, 2018. According to such Schedule 13G/A, Stonepine is the general partner and investment advisor of investment funds, including Stonepine Capital, L.P., and controls its investment and voting decisions. John M. Plexico and Timothy P. Lynch share voting and dispositive power over, and disclaim beneficial ownership of, the securities held by Stonepine except to the extent of any pecuniary interest therein. The address of Stonepine Capital Management, LLC and Stonepine Capital, L.P. is 919 NW Bond Street, Suite 204, Bend, OR 97703.

(5)
As reported on a Schedule 13G filed by Nantahala Capital Management, LLC on February 14, 2019. Wilmot B. Harkey and Daniel Mack are managing members of Nantahala Capital Management, LLC and may be deemed to share voting and investment power with respect to the shares of common stock held by Nantahala Capital Management, LLC. The address of Nantahala Capital Management, LLC is 19 Old Kings Highway S, Suite 200, Darien, CT 06820.

(6)
As reported on a Schedule 13G and Schedule 13G/A filed by Neil Gagnon on December 21, 2018 and January 18, 2019, respectively. Mr. Gagnon has sole voting and dispositive power over 157,920 shares of common stock, shared voting power over 1,512,153 shares of common stock and shared dispositive power over 1,537,603 shares of common stock. Mr. Gagnon is the managing member and principal owner of Gagnon Securities LLC, an investment manager for several customer accounts, foundations, partnerships and trusts (the “Accounts”). Mr. Gagnon and Gagnon Securities LLC may be deemed to share voting power with respect to 904,804 shares of common stock held in the Accounts and dispositive power with respect to 924,335 shares of common stock. Mr. Gagnon and Gagnon Securities LLC each expressly disclaims beneficial ownership of all securities held in the Accounts. Mr. Gagnon is also the chief executive officer of Gagnon Advisors, LLC, an investment manager to Gagnon Investment Associates, LLC (“GIA”), which may be deemed to share voting and dispositive power with respect to the 519,846 shares of common stock held by GIA. Mr. Gagnon and Gagnon Securities LLC each expressly disclaims beneficial ownership of all securities held by GIA. The address of Mr. Gagnon is 1370 Avenue of the Americas, New York, NY 10019.

(7)	Mr. Lytton has sole voting and dispositive power over 1,381,084 shares of common stock and shared voting and dispositive power over 31,700 shares of common stock.

(8)	Consists of (i) 239,856 shares held directly and (ii) 286,744 shares issuable to Mr. Newton pursuant to stock options exercisable within 60 days of February 28, 2019.

(9)	Consists of 49,677 shares held directly by Mr. Anderson.

(10)	Consists of 417,215 shares held directly by Mr. Crawford.

(11)
Consists of 7,481 shares held by the William D. McClellan & Jan McClellan CO-TTE McClellan Living Trust U/A and 16,129 shares issuable to Mr. McClellan pursuant to stock options exercisable within 60 days of February 28, 2019.

(12)	Consists of (i) 3,337 shares held directly and (ii) 15,154 shares issuable to Mr. Pacitti pursuant to stock options exercisable within 60 days of February 28, 2019.

(13)	Consists of (i) 13,859 shares held directly and (ii) 46,846 shares issuable to Ms. Cavanaugh pursuant to stock options exercisable within 60 days of February 28, 2019.

(14)	Consists of (i) 14,365 shares held directly and (ii) 43,758 shares issuable to Mr. Schwartzhoff pursuant to stock options exercisable within 60 days of February 28, 2019.

(15)
Includes current directors and executive officers and nominees to our Board. For purposes of determining the number of shares beneficially owned by directors, executive officers, and nominees as a group, any shares beneficially owned by more than one director or executive officer are counted only once. Excludes securities held by Mr. Meelia who will resign from the Board effective upon the date of the 2019 Annual Meeting of Stockholders.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2018, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were filed timely.

EXECUTIVE COMPENSATION

Apollo Executive Compensation

Our Compensation Committee evaluates the compensation of executive officers and makes recommendations regarding executive compensation to our Board for final approval. This evaluation may also be conducted by the full Board.
The major elements of our compensation program include:

•	base salary;

•	annual cash bonus incentive opportunities (target bonus) tied mostly to our performance;

•	long-term equity based incentive awards, which includes time-vesting or performance-vesting options or restricted stock units;

•	retirement benefits through a qualified defined contribution scheme (such as a 401(k) plan in the U.S.); and

•	other benefit programs generally available to all U.S. and non-U.S. employees which are customary and appropriate for the country in which the employee is operating.

The Board and our Compensation Committee believes that these elements when combined are effective in achieving the overall objectives of our compensation program.

We provide base salary based on the executive officers' individual responsibilities and performance. Each named executive officer is generally eligible for annual cash bonuses. The majority of this annual cash bonus is based on our achievement of corporate financial and operational goals for the year. In addition, a lesser percentage of the annual cash bonus is based on individual responsibilities and performance. Long-term incentives in either the form of time-vesting stock options or performance-vesting stock options, or restricted stock units serve to attract and retain key executives and align the longer-term interest of our executive officers and stockholders. Long-term incentives are discretionary.

We structure our annual cash bonus program to reward our executive officers and employees based primarily on company performance (the corporate component) and, to a lesser degree, an assessment of the individual employee's contribution or performance (the individual component). Our key financial or operational targets form the corporate component, which is reviewed and set annually. The individual component of the total cash bonus is based on an assessment of each individual's personal performance as evaluated by such individual's manager or, in the case of the Chief Executive Officer, by our Board. Annual cash incentives (both the corporate component and individual component) are paid at the discretion of our Board.

Summary Compensation Table

The following table shows for the years ended December 31, 2018 and 2017, compensation awarded to, or paid to, or earned by, our current Chief Executive Officer and our two other most highly compensated executive officers at December 31, 2018, or collectively, the Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Option Awards ($) (2)	Stock Awards ($) (2)	Nonequity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Todd Newton Chief Executive Officer	2018	409,500	123,600	333,529	189,175	—		12,997	(6)	1,068,801
	2017	400,000	—	—	—	100,000	(3)	11,561	(7)	511,561
Stephanie Cavanaugh Chief Financial Officer	2018	288,036	50,406	125,438	38,546	—		18,291	(6)	520,717
	2017	251,450	—	—	31,574	52,805	(4)	17,691	(7)	353,520
Bret Schwartzhoff Vice President, North America Sales and Global Marketing	2018	290,000	25,375	—	—	—		27,624	(6)	342,999
	2017	267,267	—	154,007	98,090	39,656	(5)	25,664	(7)	584,684

(1)
For performance year 2018, the board of directors approved, at its discretion under our 2018 performance bonus plan, a cash bonus payment for fiscal year 2018 based on its assessment of our corporate performance.

(2)
The amounts reflect the grant date fair value for option and stock awards granted during 2018 and 2017 in accordance with FASB Topic ASC 718. The assumptions used in the calculation of values of the awards are set forth under Note 11 to our consolidated financial statements titled “Stock Option Plans”, Subsection (b) “Stock Option Activity” in our Annual Report on Form 10-K for the year ended December 31, 2018. Compensation for stock options will only be realized to the extent the market price of Apollo common stock is greater than the exercise price of such option award.

(3)
Mr. Newton was eligible to receive a target bonus of up to 50% of his base salary in 2017 based upon the achievement of performance milestones. For performance year 2017, certain corporate revenue metrics were achieved, and he received a cash bonus of $100,000.

(4)
Ms. Cavanaugh was eligible to receive a target bonus of up to 35% of her base salary in 2017 based upon the achievement of performance milestones. For performance year 2017, certain corporate revenue metrics were achieved, and she received a cash bonus of $52,805.

(5)
Pursuant to his offer letter, Mr. Schwartzhoff was eligible to earn an annual bonus in a target amount of 35% of his base compensation. For performance year 2017, Mr. Schwartzhoff received a bonus of $39,656, based on his individual performance and certain corporate performance metrics.

(6)
Amounts for 2018 include (i) life insurance coverage premiums of $212, $198, and $205 made on behalf of Mr. Newton, Ms. Cavanaugh, and Mr. Schwartzhoff, respectively; (ii) health insurance premiums of $9,247, $5,516 and $15,677 paid on behalf of Mr. Newton, Ms. Cavanaugh, and Mr. Schwartzhoff, respectively; (iii) disability benefits premiums of $614 paid on behalf of Mr. Newton, Ms. Cavanaugh, and Mr. Schwartzhoff; (iv) matching contributions to our 401(K) retirement of $10,600 paid on behalf of both Ms. Cavanaugh and Mr. Schwartzhoff; (v) accidental death and dismemberment premiums of $90, $87 and $75 paid on behalf for Mr. Newton, Ms. Cavanaugh, and Mr. Schwartzhoff, respectively; and (vi) mobile charges of $2,934, $1,288 and $441 paid on behalf of Mr. Newton, Ms. Cavanaugh, and Mr. Schwartzhoff, respectively.

(7)
Amounts for 2017 include (i) life insurance coverage premiums of $212, $175, and $201 made on behalf of Mr. Newton, Ms. Cavanaugh, and Mr. Schwartzhoff, respectively; (ii) health insurance premiums of $8,009, $5,144 and $13,958 paid on behalf of Mr. Newton, Ms. Cavanaugh, and Mr. Schwartzhoff, respectively; (iii) disability benefits premiums of $614 paid on behalf of Mr. Newton, Ms. Cavanaugh, and Mr. Schwartzhoff; (iv) matching contributions to our 401(K) retirement of $10,058 and $10,329 paid on behalf of Ms. Cavanaugh and Mr. Schwartzhoff, respectively; (v) accidental death and dismemberment premiums of $90, $74 and $85 paid on behalf of Mr. Newton, Ms. Cavanaugh, and Mr. Schwartzhoff, respectively; and (vi) mobile charges of $2,636, $1,626 and $477 paid on behalf of Mr. Newton, Ms. Cavanaugh, and Mr. Schwartzhoff, respectively.

Employment Agreements

Todd Newton

In 2014, Apollo entered into an employment agreement with Mr. Newton which was amended in May 2016 and May 2018. The agreement is for an unspecified term and entitles Mr. Newton to an initial annual base salary of $400,000, which has been increased by the board of directors from time to time to $424,360. The agreement also provides that he will be eligible to receive a target bonus of up to 50% of his base salary based upon the achievement of annual performance milestones. Pursuant to the 2019 Bonus Plan, this target bonus percentage is 60% of his base salary. Pursuant to the terms of the agreement, Mr. Newton is subject to certain confidentiality obligations and is obligated to sign and comply with an agreement relating to proprietary information and inventions. Pursuant to the terms of his employment agreement, upon termination of his employment without cause or his resignation for good reason (each as defined in the agreement), Mr. Newton receives 12 months of base salary, any earned but unpaid bonus with respect to the prior year, and an extension of the period during which he is permitted to exercise his vested options until the earlier of the first anniversary of his termination of employment or the effective date of a change in control. If the termination occurs within three months prior to or 12 months after a change in control, Mr. Newton receives 24 months of base salary and any earned but unpaid bonus with respect to the prior year and 100% of his options will immediately vest and become exercisable. Upon the occurrence of a change in control without an associated termination of employment, 50% of Mr. Newton's options will vest in full.

Stefanie Cavanaugh

In 2015, Apollo entered into an employment agreement with Ms. Cavanaugh, which was amended in May 2018. The agreement is for an unspecified term and entitles Ms. Cavanaugh to an initial annual base salary of $235,000, which was increased by the board of directors in February 2019 to $296,677. The agreement also provides that she will be eligible to receive a target bonus of up to 35% of her base salary upon the achievement of annual performance milestones. Pursuant to the terms of the agreement, Ms. Cavanaugh is subject to certain confidentiality obligations and is obligated to sign and comply with an agreement relating to proprietary information and inventions. Pursuant to the terms of her employment agreement, upon termination of her employment without cause or her resignation for good reason (each as defined in the agreement), Ms. Cavanaugh receives 12 months of base salary, any earned but unpaid bonus with respect to the prior year, and an extension of the period during which she is permitted to exercise her vested options until the earlier of the first anniversary of her termination of employment or the effective date of a change in control. If the termination occurs within three months prior to or 12 months after a change in control, Ms. Cavanaugh receives 12 months of base salary and any earned but unpaid bonus with respect to the prior year and 100% of her options will immediately vest and become exercisable. Upon the occurrence of a change in control without an associated termination of employment, 50% of Ms. Cavanaugh’s options will vest in full.

Bret Schwartzhoff

In 2014, Apollo entered into an employment agreement with Mr. Schwartzhoff. The agreement is for an unspecified term and entitled Mr. Schwartzhoff to an initial annual base salary of $255,000, which was increased by the board of directors in February 2019 to $298,700. The agreement also provided that he would be eligible to receive a target bonus of up to 35% of his base salary based upon the achievement of annual performance milestones. Pursuant to the 2019 Bonus Plan, this target bonus percentage is 40% of his base salary. Upon the occurrence of a change in control, 50% of Mr. Schwartzhoff’s options will vest in full. Upon the occurrence of a change of control with an associated termination of employment, Mr. Schwartzhoff receives 12 months of base salary.

Outstanding Equity Awards at December 31, 2018

The following table presents the outstanding equity awards held by each of our named executive officers as of December 31, 2018.

		Option Awards					Stock Awards
				Number of Securities Underlying Unexercised Options (#)			Number of Shares or Units of Stock that Have not Vested	Market Value of Shares or Units of Stock that Have not Vested
	Grant Date	Option Exercise Price ($)	Option Expiration Date
Name				Exercisable	Unexercisable
Todd Newton	7/8/2014	3.36	7/8/2024	261,587	—	(1)	—	$—
	2/28/2018	6.58	2/28/2028	—	86,250	(2)	28,750	$99,188	(6)
Stefanie Cavanaugh	5/19/2015	3.36	5/19/2025	35,048	2,336	(3)	—	$—
	5/25/2017	—	5/25/2017	—	—		1,317	$4,544	(7)
	2/28/2018	6.58	2/28/2028	—	32,438	(2)	5,858	$20,210	(6)
Bret Schwartzhoff	2/25/2015	3.36	2/25/2025	23,005	—	(1)	—	$—
	5/25/2017	6.50	5/25/2027	6,134	9,361	(4)	4,598	$15,863	(7)
	12/7/2017	4.37	12/7/2027	9,996	29,985	(5)	9,995	$34,483	(8)

(1)	The shares subject to this option are fully vested.

(2)	Such options vest 25% on February 28, 2019, with the remainder vesting monthly through February 2022.

(3)	Such options vested 25% on March 2, 2016, with the remainder vesting monthly through March 2019.

(4)	Such options vest 25% on May 25, 2018, with the remainder vesting monthly through May 2021.

(5)	Such options vest 25% on December 7, 2018, with the remainder vesting monthly through December 2021.

(6)	Such awards vest 25% annually through February 2022.

(7)	Such awards vest 25% annually through May 2021.

(8)	Such awards vest 25% annually through December 2021.

Employment Benefits Plan

2006 Stock Option Plan and 2016 Equity Incentive Plan

In 2006 and 2016, we adopted the Private Apollo 2006 Stock Plan (the "2006 Plan") and 2016 Equity Incentive Plan (the "2016 Plan"), respectively. At our 2017 annual meeting, the 2017 Equity Incentive Plan (the "2017 Plan") was approved by our stockholders and replaced our 2016 Plan, which was the successor to the Private Apollo 2006 Stock Plan (collectively with the 2016 Equity Incentive Plan, the "Prior Plans"). Grants will no longer be made under the Prior Plans, but the awards that remain outstanding will continue to be governed by the terms of the applicable Prior Plan and the applicable award agreement.

As of March 1, 2019, we had 492,747 options outstanding under the 2006 Plan, and 387,889 options outstanding under the 2016 Plan.

2017 Equity Incentive Plan

The 2017 Equity Incentive Plan (the "2017 Plan") covers our employees, consultants, and nonemployee directors and provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance stock awards, performance cash awards, and other stock awards to purchase shares of our common stock. Options to date have been granted to employees at 100% of the fair value at the date of the grant. The fair value, vesting period, and expiration dates of the options granted are determined by the Board of Directors at the time of grant. The maximum term of options granted under the 2017 Plan is ten years from the date of grant. Options generally vest over a period of time, typically not more than five years. The plan reserve will be automatically increased by 4% of the total number of shares outstanding at the prior year end for a period of ten years. Shares subject to awards granted under the 2017 Plan which expire, are repurchased, or are canceled or forfeited will again become available for issuance under the 2017 Plan. The shares available will not be reduced by awards settled in cash or by shares withheld to satisfy tax withholding obligations. Only the net number of shares issued upon the exercise of stock appreciation rights or options exercised by means of a net exercise will be deducted from the shares available under the 2017 Plan.

As of March 1, 2019, we had 685,726 options outstanding under the 2017 Plan and 2,537,585 shares of common stock reserved for issuance under the 2017 Plan.

Equity Compensation Plan Information

The following tables provides certain information with respect to all our equity compensation plans in effect as of December 31, 2018.

Name and Principal Position	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants, and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	708,798	(1)	$5.43	(2)	974,056	(3)
Equity compensation plans not approved by stockholders	888,898	(4)	$5.19	(2)	—

(1)	Represents shares of common stock subject to outstanding options and restricted stock units under the 2017 Plan.

(2)	Represents the weighted-average exercise price of outstanding stock options and restricted stock units.

(3)
Represents shares of common stock remaining available for future issuance under the 2017 Plan. No shares remain available for future issuance under the 2006 Plan or the 2016 Plan. The shares of common stock available for future issuance under the 2017 Plan will automatically increase on January 1st each year by 4 percent of the total number of outstanding shares of our common stock on December 31st of the preceding fiscal year unless the Board acts prior to January 1st to provide for a lesser number.

(4)
This row includes each of the Prior Plans we assumed in connection with our business combination with Lpath, Inc. in December 2016. Of these shares, as of December 31, 2018, (i) 493,692 options were issued and outstanding with a weighted-average exercise price of $3.08 per shares under the 2006 Plan and (ii) 395,206 options and restricted stock were issued and outstanding with a weighted-average option exercise price of $7.82 per share under the 2016 Plan.

2018 Bonus Plan

In February 2018, the Board approved the 2018 Bonus Plan in which the Chief Executive Officer, as well as the Chief Financial Officer and other named executive officers participate. Pursuant to the terms of the 2018 Bonus Plan, each eligible employee’s target bonus will be comprised of an amount determined based upon the achievement by the Company of financial performance targets as approved by the Board, and other than our Chief Executive Officer, an additional amount determined based upon achievement of certain individual performance objectives.

2019 Bonus Plan

In February 2019, the Board approved the 2019 Bonus Plan in which the Chief Executive Officer, as well as the Chief Financial Officer and other named executive officers participate. Pursuant to the terms of the 2019 Bonus Plan, each eligible employee’s target bonus will be comprised of an amount determined based upon the achievement by the Company of financial performance targets as approved by the Board, and other than our Chief Executive Officer, an additional amount determined based upon achievement of certain individual performance objectives.

Apollo 401(k) Plan

We have a defined contribution retirement plan in which all employees are eligible to participate. This plan is intended to qualify under Section 401(k) of the Code so that contributions by employees and by us to the plan and income earned on plan contributions are not taxable to our employees until withdrawn or distributed from the plan, and so that contributions, including employee salary deferral contributions, will be deductible by us when made. We currently provide matching contributions under this plan of 100% on the first 3% contributed by each employee and 50% on the next 2% contributed by each employee.

We also contribute to medical, disability and other standard insurance plans for our employees.

Director Compensation

Apollo Director Compensation

We have adopted a non-employee director compensation policy, pursuant to which certain of our non-employee directors, Mr. Barr, Mr. Meelia, Mr. McClellan, Dr. Shimer, and Mr. Pacitti, will be eligible to receive compensation for service on our board of directors and committees of our board of directors as follows:

•	a $35,000 annual retainer for service as a member of our Board;

•
a supplemental annual retainer for the Chair of the Board and for the Chairs of each Board committee in the following amounts: $20,000 for the Chair of the Board; $15,000 for Chair of our Audit Committee; $10,000 for Chair of our Compensation Committee; and $5,000 for Chair of our Nominating and Corporate Governance Committee; and

•
a supplemental annual retainer for each member of the following committees other than the Chairs, in the following amounts: $7,000 for members of our Audit Committee; $5,000 for members of our Compensation Committee and $3,000 for members of the Nominating & Corporate Governance Committee.

•
an initial grant of either restricted stock units or options to purchase a number of shares of common stock having an aggregate value of $55,000 to each non-employee director upon election to our Board and, unless otherwise determined by the Board, the shares will vest on the one-year anniversary of the grant date; and

•
an annual grant of either restricted stock units or options to purchase a number of shares of common stock having an aggregate value of $55,000 to each current non-employee director subject to this policy and, unless otherwise determined by the Board, the shares will vest on the one-year anniversary of the grant date.

Director Compensation Table

The following table sets forth compensation earned and paid to each Apollo non-employee director for service as a director during 2018. The table does not include Mr. Barr, who was appointed to our Board in March 2019.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (5)	Option Awards ($) (5)	All other compensation ($)	Total ($)
Rick Anderson	—	—	—	—	—
Matthew S. Crawford	—	—	—	—	—
William D. McClellan, Jr. (1)	50,000	18,904	37,192	—	106,096
R. Kent McGaughy, Jr	—	—	—	—	—
Richard J. Meelia (2)	—	41,250	81,152	—	122,402
David C. Pacitti (3)	38,000	—	—	—	38,000
Bruce Robertson, Ph.D.	—	—	—	—	—
Julie Shimer, Ph.D. (4)	33,750	18,267	32,560	—	84,577

(1)
Pursuant to our non-employee director compensation policy, Mr. McClellan receives a $35,000 annual retainer for services as a member of our Board and $15,000 supplemental retainer as Chairman of our Audit Committee. As of December 31, 2018, Mr. McClellan had 16,129 options outstanding, of which 6,281 were exercisable and 2,873 restricted stock units outstanding.

(2)
As of December 31, 2018, Mr. Meelia had 45,909 options outstanding, of which 24,421 were exercisable, and 6,269 restricted stock units outstanding. Mr. Meelia elected to receive his compensation payable under our non-employee director compensation policy in the form of equity awards in lieu of cash. Mr. Meelia will resign from our Board at the 2019 Annual Meeting.

(3)
Pursuant to our non-employee director compensation policy, Mr. Pacitti receives a $35,000 annual retainer for services as a member of our Board and $3,000 for being a member of the Nominating and Corporate Governance Committee. As of December 31, 2018, Mr. Pacitti had 15,154 options outstanding, all of which were exercisable.

(4)
Pursuant to our non-employee director compensation policy, Dr. Shimer receives a $35,000 annual retainer for services as a member of our Board and $10,000 for serving as chairperson of our Compensation Committee. As of December 31, 2018, Dr. Shimer had 8,002 options outstanding, all of which were exercisable, and 2,357 restricted stock units outstanding.

(5)
Amounts shown in this column do not reflect dollar amounts actually received by our directors. Instead, these amounts reflect the aggregate grant date fair value of each stock award or stock option granted computed in accordance with the provisions of FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 11 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Our directors will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of such stock options.

TRANSACTIONS WITH RELATED PERSONS

Described below are all transactions occurring since January 1, 2018 and all currently proposed transactions to which either we were a party and in which (i) the amounts involved exceeded or will exceed $120,000, and (ii) a director, executive officer, holder of more than 5% of our outstanding common stock, or any member of such person's immediate family had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive Compensation.” We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions with unrelated third parties.

Indemnification

We provide indemnification to our directors and officers so that they will be free from undue concern about personal liability in connection with their service to us. Under our Amended and Restated Bylaws and Certificate of Incorporation, we are required to indemnify our directors and officers to the extent not prohibited under Delaware or other applicable law. We have also entered into indemnity agreements with certain officers and directors. These agreements provide, among other things, that we will indemnify the officer or director, under the circumstances and to the extent provided for in the agreement, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of Apollo, and otherwise to the fullest extent permitted under Delaware law and our Amended and Restated Bylaws and Certificate of Incorporation.

Related Person Transactions Policy and Procedures

We have adopted a written Related Person Transactions and SEC Compliance Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related persons transactions.” For purposes of our policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related person transaction, management must present information regarding the proposed related person transaction to our Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of our Board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits of the transaction to us and whether any alternative transactions were available. To identify related person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related person transactions, our Audit Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to us, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our Audit Committee consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our Audit Committee determines in the good faith exercise of its discretion.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Apollo stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or Apollo. Direct your written request to Apollo Endosurgery, Inc. 1120 S. Capital of Texas Highway, Building 1, Suite 300, Austin, Texas 78746, Attention: Investor Relations or Secretary, at (512) 279-5100. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.
OTHER MATTERS

The Board of Directors, at the time of the preparation of this proxy statement, knows of no business to come before the Annual Meeting other than that referred to herein. If any other business should properly come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies in accordance with his or her best judgment.

By Order of the Board of Directors

/s/ Stefanie L. Cavanaugh
Stefanie L. Cavanaugh
Secretary

Austin, Texas

April 24, 2019

A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2018 is available without charge upon written request to: Corporate Secretary, Apollo Endosurgery, Inc., 1120 S. Capital of Texas Highway, Building 1, Suite 300, Austin, Texas 78746.